UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2012

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25996	06-1236189
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

Three Enterprise Drive

Shelton, Connecticut 06484

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (203) 929-8810

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 5.02(e) Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2012, TranSwitch Corporation (the “Company”) entered into an amendment to the Employment Agreement, dated November 5, 2009 (the “Employment Agreement”), between the Company and Mohammad Ali Khatibzadeh, the Company’s President and Chief Executive Officer and a member of the Board of Directors (the “Executive”). Pursuant to the amendment, all options held by the Executive outstanding at the time of termination of the Employment Agreement, other than by the Company for “cause”, or by the Executive other than for “good reason”, in each case as defined in the Employment Agreement, will vest in their entirety.  The foregoing description of the amendment to the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1 to this Current Report on Form 8-K and Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 12, 2009.

Item 2.05 Costs Associated with Exit or Disposal Activities.

Item 8.01 Other Events.

On July 2, 2012, the Company announced that it recently effectuated a restructuring to be implemented immediately. The Company expects that these restructuring actions, which primarily affect the telecom product unit, will result in annual savings of approximately $8.0 million, and that these savings will begin to be recognized in the third quarter of 2012. Of this amount, the Company expects annual savings of approximately $4.6 million in reduced employee related costs, including base salary reductions, and $3.4 million from other cost savings initiatives. The Company also estimates revenue for the second quarter of 2012 to be in the range of $3.5 million to $4.0 million.

In connection with the restructuring, the Company expects to incur pre-tax restructuring charges of approximately $1.6 million, of which $0.9 million will be for employee related costs and $0.7 million will be facility lease obligations. The cash expenditures related to these charges will be $0.5 million for employee related costs and $0.7 million for facility lease obligations. The Company expects these charges to be recorded in the second and third quarters of 2012. A copy of the Company’s press release announcing this information and certain other information is attached as Exhibit 99.1 to this filing.

Item 8.01 Other Events.

On July 2, 2012, the Company announced that Gerald Montry had stepped down from his positions as Chairman of the Board of Directors and Executive Committee, but remains a member of the Board of Directors, including a member and Chair of the Compensation Committee and a member of the Audit Committee. The Company also announced that Richard Lynch, a member of the Board of Directors, was appointed to the positions of Chairman of the Board of Directors and member and Chairman of the Executive Committee. Mr. Lynch also remains a member of the Nominating and Corporate Governance Committee. A copy of the Company’s press release announcing this information and certain other information is attached as Exhibit 99.1 to this filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1 99.1	Amendment to Employment Agreement, dated June 27, 2012 Press Release, dated July 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSWITCH CORPORATION

July 2, 2012	By:	/s/ M. Ali Khatibzadeh
	Name:	M. Ali Khatibzadeh
	Title:	President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1 99.1	Amendment to Employment Agreement, dated June 27, 2012 Press Release, dated July 2, 2012